CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Senior Fixed Rate Step-Up Securities Due 2017	$4,953,324.44	$567.65

(1)           The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 13.1225 MXN per 1 USD as of August 17, 2012.

August 2012 Pricing Supplement No. 286 Registration Statement No. 333-178081 Dated August 17, 2012 Filed pursuant to Rule 424(b)(2)

MXN 65,000,000 Senior Fixed Rate Step-Up Securities Due August 22, 2017
Interest will be payable annually on the securities at a rate of (i) Years 1 to 3: 6.00% per annum, and (ii) Year 4 to maturity: 7.50% per annum. The principal amount and any interest on the securities will be denominated and payable in Mexican pesos  (“MXN”).  Consequently, for U.S. dollar investors, and for other investors whose home / functional currency is not Mexican pesos, both interest and principal payments on the securities will be subject to currency exchange rate  risk if converted back into U.S. dollars, or such other home / functional currency.

We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the securities, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  We will issue the securities only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.
SUMMARY TERMS
Issuer:	Morgan Stanley
Pricing date:	August 17, 2012
Original issue date:	August 22, 2012 (3 business days after the pricing date)
Interest accrual date:	August 22, 2012
Maturity date:	August 22, 2017
Denomination currency:	Mexican peso
Specified currency:	Mexican peso
Aggregate principal amount:	MXN
MXN principal amount:	MXN 1,000 per security
Issue price:	100% (1)
Payment at maturity:	The payment at maturity per security will be the stated principal amount plus accrued and unpaid interest, if any.
Redemption percentage at maturity:	100%
Interest payment dates:
The 22nd day of each August, beginning on August 22nd, 2013; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:	The product of (i) the MXN principal amount and (ii) the applicable interest rate, as calculated based on the day count convention.
Interest rate:	6.00% per annum, from and including the original issue date to but excluding August 22, 2015; and 7.50% per annum, from and including August 22, 2015 to but excluding the maturity date.
Interest payment period:	Annual
Day count convention:	30/360
Tax considerations for non-U.S. holders:
As discussed in the section of this pricing supplement entitled “Tax considerations,” a Non-U.S. holder will be subject to U.S. withholding tax unless the beneficial owner of the security (or a financial institution holding the security on behalf of the beneficial owner) furnishes a Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  If withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

ISIN / Common Code:	XS0816373186 / 081637318
Listing:	We do not expect to list the securities on any securities exchange.
Agent:	Morgan Stanley International plc (“MSIP”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per security:	MXN 1,000	MXN 17.50	MXN 982.50
Total:	MXN 65,000,000	MXN 1,137,500	MXN 63,862,500

(1) The securities are denominated in MXN; however, we may, in our sole discretion, accept payment for some or all of the securities in U.S. dollars in order to facilitate the purchase of the securities based upon the MXN/USD spot rate for purchasing MXN as of the date of your initial investment quoted by the agent in its sole and absolute discretion, including the bid/offer spread.  Since the securities are denominated and payable in MXN, investors with accounts that cannot accept payments on the securities in MXN must determine how to convert these payments into U.S. dollars.  See “The Securities” on page 2.

(2)  Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors of up to 1.75 % for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011

Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

MXN                Senior Fixed Rate Step-Up Securities Due August 2017

The Securities

The securities offered are debt securities of Morgan Stanley.  We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and of the prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All interest payments and the payment at maturity on the securities will be made in Mexican pesos.  All payments on the securities, including payments of interest and the repayment of principal at maturity, will be made in MXN.  Consequently, for U.S. dollar investors and for other investors whose home / functional currency is not MXN, both interest and principal payments on the securities will be subject to currency exchange rate risk if converted back into U.S. dollars, or such other home / functional currency. All payments on the securities are subject to the credit risk of Morgan Stanley.

The MXN principal amount and issue price of each security is MXN 1,000.  The issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley International plc (“MSIP”) or one of our other affiliates is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.”

Maturity:	5 years
Denomination currency:	MXN
Specified currency:	MXN
Interest rate:	6.00% per annum, from and including the original issue date to but excluding August 22, 2015 7.50% per annum, from and including August 22, 2015 to but excluding August 22, 2017
Payment at maturity:	The payment at maturity will equal 100% of the MXN principal amount plus accrued and unpaid interest.

The securities are denominated in MXN; however, we may, in our sole discretion, accept payment for some or all of the securities in U.S. dollars in order to facilitate the purchase of the securities.  This U.S. dollar purchase amount will be based upon the MXN/USD spot rate for purchasing MXN as of the date of your initial investment quoted by the agent in its sole and absolute discretion based upon prevailing market conditions, including the current bid/offer spread.  We expect to profit from the bid/offer spread reflected in the MXN/USD spot rate, but will not charge any other currency exchange commissions or other fees to convert the U.S. dollars into the stated principal amount.  The applicable MXN/USD spot rate quoted by the agent will be communicated to you and/or your broker as soon as practicable on or after you place your order to purchase the securities.

Investors with accounts that cannot accept payments on the securities in MXN must determine how to convert these payments into U.S. dollars, given we will not convert such payments.  Morgan Stanley Smith Barney LLC (“MSSB”), which is our affiliate, undertakes to effect such conversions for certain of its clients, and we understand that it will do so based upon the MXN/USD spot rate for selling MXN that it determines in its sole and absolute discretion based upon prevailing market conditions, including the current bid/offer spread.  We understand that MSSB expects to profit from the bid/offer spread reflected in the MXN/USD spot rate.

For further discussion of certain exchange rate issues, see “Risk Factors—If we decide to accept payment of the purchase price from you in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the MXN stated principal amount will be a rate quoted by our affiliate in its sole and absolute discretion.”

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Summary of Selected Key Risks (see page 8)

▪	Your principal and payments of interest are exposed to currency exchange rate risk.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Market price of the securities will be influenced by many unpredictable factors.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	Suspension or disruptions of market trading in the MXN may adversely affect the value of the securities.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

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Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley denominated in MXN; all interest payments and the payment at maturity will be made in MXN.  At maturity, an investor will receive the MXN principal amount of securities in MXN that may be greater than, equal to or less than, the USD value of the original investment depending on the value of the MXN relative to the USD on the maturity date.  As a result of this currency exchange rate risk, you could lose some or a substantial portion of your initial investment in USD terms. The securities are issued as part of Morgan Stanley’s Series H Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August 17, 2012	August 22, 2012 (3 business days after the pricing date)	August 22, 2017
Key Terms
Issuer:	Morgan Stanley
Denomination currency:	Mexican peso
Specified currency:	Mexican peso
Aggregate principal amount:	MXN
MXN principal amount:	MXN 1,000 per security
Issue price:	100%
Payment at maturity:	The principal amount plus accrued and unpaid interest.
Redemption percentage at maturity:	100%
Interest accrual date:	August 22, 2012
Interest payment dates:
The 22nd day of each August, beginning on August 22, 2013; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:	The product of (i) the principal amount and (ii) the applicable interest rate, as calculated based on the day count convention.
Interest rate:	6.00% per annum, from and including the original issue date to but excluding August 22, 2015; and 7.50% per annum, from and including August 22, 2015 to but excluding the maturity date.
Interest payment period:	Annual
Day count convention:	30/360
Risk factors:	Please see “Risk Factors” beginning on page 8.
Business day:	Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

General Information
Listing:	We do not expect to list the securities on any securities exchange.
ISIN:	XS0816373186
Common Code:	081637318
Minimum ticketing size:	MXN 1,000 / 1 security
Tax considerations:
Non-U.S. Holders
Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” regarding all aspects of the U.S. federal tax consequences of an investment in the securities.  In the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), a Non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or interest (including original issue discount (“OID”)) on a security, provided that:

•	the Non-U.S. holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. holder is not a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will

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be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  In the event that withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

U.S. Holders
In the opinion of our counsel, the securities will be treated as debt instruments denominated in a currency (the “denomination currency”) other than the U.S. dollar for U.S. federal income tax purposes, and will therefore be subject to special rules under Section 988 of the Code and the Treasury regulations thereunder.

Based on the stated interest rates payable on the securities, the securities will be considered to have OID for U.S. federal income tax purposes.  The amount of OID on the securities will be equal to the excess of the “stated redemption price at maturity” over the issue price, each as determined in the denomination currency.  The “stated redemption price at maturity” of each security will be equal to the sum of (i) the stated principal amount of the security and (ii) the stated interest payable in years 4 and 5 to the extent that the stated interest rate in years 4 and 5 exceeds 6.00%.  A U.S. holder will, regardless of its regular method of tax accounting, be required to accrue the OID in income on a constant-yield basis over the full term of the securities.  The lowest fixed rate payable in each year, 6.00%, will be treated as qualified stated interest, which a U.S. holder will be required to include in income in accordance with its regular method of tax accounting.  Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders of Notes and Units in Registered Form—Notes—Discount Notes” and “—Foreign Currency Notes.”  A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid (including OID) on the securities as determined under the applicable Treasury regulations, regardless of whether the interest payments are converted into U.S. dollars.  The rules under Section 988 of the Code could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the securities to be treated as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of exchange rates.

A U.S. holder will generally recognize ordinary income or loss upon the sale or other disposition of any denomination currency received on the securities based on the difference between the U.S. dollar value of the denomination currency on the date of sale or other disposition of the denomination currency and the U.S. dollar value of the denomination currency on the date it is received.  In addition, a U.S. holder who purchases the securities with previously owned denomination currency will recognize ordinary income or loss equal to the difference, if any, between the U.S. dollar fair market value of the securities on the date the securities are purchased and such U.S. holder’s tax basis in the denomination currency.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The preceding paragraphs contain only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders of Notes and Units in Registered Form—Notes—Foreign Currency Notes.”

Both U.S. and Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley International plc (“MSIP”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, have carried out, and will continue to carry out, hedging activities in connection with the securities by taking positions in futures, forwards and options contracts on the Mexican peso, cross currency swaps or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could have increased the value of the Mexican peso relative to the U.S. dollar at the time of your initial investment, and, therefore, could have increased the value relative to the U.S. dollar that the Mexican peso must attain on the maturity date in order for you receive at maturity a payment that hypothetically equals or exceeds your U.S. dollar investment in the securities.  Additionally, such hedging activity during the term of the securities could potentially affect the MXN/USD exchange rate on any interest payment date or at maturity, and,

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accordingly, the value, in USD terms, of the payments you will receive on interest payment dates and at maturity.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MSIP, may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MSIP or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C)

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the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
We expect to deliver the securities against payment therefor in London on August 22, 2012, which will be the third scheduled business day following the date of the pricing of the securities.  The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MSIP, a fixed sales commission of           % for each security they sell.

MSIP is our wholly-owned subsidiary.  MSIP will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MSIP or any of our other affiliates may not make sales in this offering to any discretionary account.

Settlement and payments on the securities:
The securities will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear.  The common depository will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable.  See “—Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture  and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by

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Morgan Stanley on November 21, 2011. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of securities denominated in a foreign currency.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate notes.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
The securities are denominated, and all payments will be made, in Mexican pesos.  There are risks inherent in investments in securities denominated and payable in Mexican pesos for investors whose home currency is not Mexican pesos.  You should consult your financial, legal and tax advisers as to any specific risks entailed by an investment in securities that are denominated and payable in a currency other than the currency of the country in which you are resident or in which you conduct your business.  We refer to such country as your “home country” and to the currency of your home country as your “home currency.”  For U.S. investors, the U.S. dollar would be the home currency.  The securities are not appropriate investments for investors who do not understand foreign currency exchange transactions.  See “Risk Factors” in the accompanying prospectus.

▪
If we decide to accept payment of the purchase price from you in U.S. dollars, the exchange rate used for conversion of your U.S. dollar payment into the MXN stated principal amount will be a rate quoted by our affiliate in our sole and absolute discretion.  The securities are denominated in MXN; however, we may, in our sole discretion, accept payment for your securities in U.S. dollars in order to facilitate the purchase of the securities from you.  The exchange rate that will be used to calculate the amount of U.S. dollars needed to pay the stated principal amount of your purchase will be the MXN/USD spot rate for purchasing MXN as of the date of your initial investment quoted by the agent, which is our affiliate, in its sole discretion based upon prevailing market conditions, including the current bid/offer spread.  We expect to profit from that bid/offer spread reflected in the MXN/USD spot rate.

Investors with accounts that cannot accept payments on the securities in MXN must determine how to convert these payments into U.S. dollars, given we will not convert such payments.  MSSB undertakes to effect such conversions for certain of its clients, and we understand that it will do so based upon the MXN/USD spot rate for selling MXN that it determines based upon prevailing market conditions, including the current bid/offer spread.  We understand that MSSB expects to profit from the bid/offer spread reflected in the MXN/USD spot rate.

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Currency exchange rate risk.  Fluctuations in the exchange rates between the Mexican peso and the U.S. dollar, or the Mexican peso and any other home currency, will affect the value of your interest and principal payments in such currency as well as the value of the securities in the secondary market.  Exchange rate movements are the result of numerous factors specific to the Mexican peso and the U.S. dollar (or another home currency), including the supply of, and the demand for, the Mexican peso and the U.S. dollar (or another home currency), as well as government policy, intervention or actions, and are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the Mexican peso and the U.S. dollar (or another home currency).  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Mexico and the United States (or another home country).  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) interest rate and exchange rate volatility levels which impact currency bid/offer spreads; (iv) balance of payments; and (v) the extent of governmental surpluses or deficits in Mexico and the United States (or another home country).  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Mexico and the United States (or another home country) and other countries important to international trade and finance.

The Mexican peso/U.S. dollar exchange rate may be volatile, and we can give you no assurance that the U.S. dollar (or your home currency) will not strengthen relative to the Mexican peso over the term of the securities.  We will not make any adjustment or change in the terms of the securities in the event that exchange rates should become fixed, or in the

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event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or the Mexican peso.  You will bear those risks.

If the Mexican peso is unavailable to us when payments are due, we will make required payments in U.S. dollars on the basis of the market exchange rate, which may be extremely unfavorable to you at the time of any such unavailability.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MSIP may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the MXN/USD exchange rate on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the MXN/USD exchange rate; (ii) interest and yield rates in Mexico; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the MXN, the USD or currencies markets generally and that may affect the exchange rate over the term of the securities; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the MXN has weakened relative to the USD or if interest rates rise.

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The securities will likely not be listed on any securities exchange and secondary trading may be limited.  We do not expect to list the securities on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, MSIP, may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MSIP is willing to transact.  If, at any time, MSIP were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  An investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Mexican peso, relative to the U.S. dollar.  As an emerging markets currency, the Mexican peso is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008 and 2009, the Mexican peso depreciated against the dollar on worries about the trouble in the global financial markets, though it has since recovered to a limited extent.  The Mexican Central Bank announced new foreign exchange intervention tools in October 2008 but suspended the use of these intervention tools by April 2010.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign

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fexchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

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Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of Mexico and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the MXN and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Mexican peso or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Mexican peso, the U.S. dollar or any other currency that result in a weakening of the MXN relative to the USD will adversely affect the value of the securities and the return on an investment in the securities in USD terms.

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Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the MXN and/or the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the U.S dollar value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the MXN/USD exchange rate used in calculating any payment due to you under the securities.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MSIP is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the USD equivalent of the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MSIP, as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and possibly to other instruments linked to the MXN and/or USD), including trading in futures, forwards and options contracts on the MXN and cross currency swaps, as well as in other instruments related to the MXN and/or USD and related interest rates.  Some of our subsidiaries also trade the MXN and other financial instruments related to the MXN on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities at or prior to the time of your initial investment could have increased the value of the MXN relative to the USD at the time of your initial investment and, as a result, could have increased the value relative to the

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USD that the Mexican peso must attain on the maturity date in order for you to receive a payment of principal at maturity that, following conversion into USD, equals or exceeds the USD value of your investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the MXN/USD exchange rate on any interest payment date or at maturity and, accordingly, the USD value of amounts you will receive on interest payment dates and at maturity.

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The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect the value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any securities or in any secondary market transactions.

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